Exhibit 99.1

KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

Kansas City Southern Reports Record Third Quarter Results

Third Quarter 2019 Results

•Record revenues of $747.7 million, an increase of 7% from prior year on flat volumes
•Operating income of $282.0 million. Record adjusted operating income of $294.0 million up 15% over prior year, excluding restructuring charges related to Precision Scheduled Railroading (“PSR”) initiatives and a gain on insurance recoveries related to hurricane damage a year ago
•Reported operating ratio of 62.3%. Adjusted operating ratio of 60.7%, compared to 63.4% in the prior year
•Reported diluted earnings per share of $1.81. Record adjusted diluted earnings per share of $1.94, 24% higher than a year ago

Kansas City, Mo., October 18, 2019. Kansas City Southern (KCS) (NYSE:KSU) reported record revenues of $747.7 million, an increase of 7% from third quarter 2018. Overall, carload volumes were flat compared to prior year.

Revenue growth for the third quarter of 2019 was led by a 21% increase in Chemicals and Petroleum due primarily to increased refined fuel products and liquid petroleum gas shipments to Mexico. Agriculture and Minerals revenues grew 15%, driven primarily by improved cycle times. Industrial and Consumer Products and Intermodal revenues also increased by 2% and 1%, respectively. These increases were partially offset by revenue declines in the remaining two commodity groups. Energy revenues declined by 11%, as increased Utility Coal shipments were more than offset by declines in Frac Sand and Crude Oil; Automotive revenues declined by 2%.

In the third quarter of 2019, reported operating expenses were $465.7 million. Excluding restructuring charges related to PSR initiatives and a gain on insurance recoveries related to hurricane damage a year ago, adjusted operating expenses were $453.7 million, 2% higher than 2018. Adjusted operating income was $294.0 million, 15% higher than a year ago. KCS reported an adjusted third quarter operating ratio of 60.7%, a 2.70 point improvement over third quarter 2018.

Reported net income in the third quarter of 2019 was $180.6 million, or $1.81 per diluted share, compared with $174.0 million, or $1.70 per diluted share in the third quarter of 2018. As presented in the following reconciliations, adjusted diluted earnings per share was $1.94, 24% higher than a year ago.

“Kansas City Southern posted all-time record financial results in the third quarter 2019, including adjusted operating income growth of 15% and an adjusted operating ratio of 60.7%” stated President and Chief Executive Officer Patrick J. Ottensmeyer. “These results are a testament to our employees’ hard work, and dedication to improving operational performance and customer service.

“We are very pleased with our progress towards implementing PSR principles. Notwithstanding this exceptional performance, we expect to continue optimizing our cost profile while delivering superior customer service and shareholder value.”

GAAP Reconciliations
($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to
Adjusted Diluted Earnings per Share	Three Months Ended September 30, 2019
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$254.8	$74.2	$180.6	$1.81
Adjustments for:
Restructuring charges	12.0	3.2	8.8	0.09
Foreign exchange loss	3.4	1.0	2.4	0.02
Foreign exchange component of income taxes	—	(2.3)	2.3	0.02
Adjusted	$270.2	$76.1	194.1
Less: Noncontrolling interest and preferred stock
dividends			(0.5)
Adjusted net income available to common
stockholders - see (a) below			$193.6	$1.94

	Three Months Ended September 30, 2018
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$247.0	$73.0	$174.0	$1.70
Adjustments for:
Gain on insurance recoveries related to hurricane
damage	(9.4)	(2.2)	(7.2)	(0.07)
Foreign exchange gain	(9.5)	(2.8)	(6.7)	(0.07)
Foreign exchange component of income taxes	—	(17.6)	17.6	0.17
Tax Cuts and Jobs Act	—	16.6	(16.6)	(0.16)
Adjusted	$228.1	$67.0	161.1
Less: Noncontrolling interest and preferred stock
dividends			(0.5)
Adjusted net income available to common
stockholders - see (a) below			$160.6	$1.57

GAAP Reconciliations (continued)
($ in millions)

Reconciliation of Operating Expenses to Adjusted	Three Months Ended		Nine Months Ended
Operating Expenses	September 30,		September 30,
	2019	2018	2019	2018
Operating expenses as reported	$465.7	$433.6	$1,486.2	$1,290.1
Adjustment for restructuring charges	(12.0)	—	(130.5)	—
Adjustment for gain on insurance recoveries related to
hurricane damage	—	9.4	—	9.4
Adjusted operating expenses - see (b) below	$453.7	$443.0	$1,355.7	$1,299.5

Operating income as reported	$282.0	$265.4	$650.3	$729.9
Adjusted operating income - see (b) below	294.0	256.0	780.8	720.5

Operating ratio (c) as reported	62.3%	62.0%	69.6%	63.9%
Adjusted operating ratio - see (b) and (c) below	60.7%	63.4%	63.5%	64.3%

(a)The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company’s performance for different periods on a more comparable basis by adjusting for the impact of changes in foreign currency exchange rates, the impact of adjustments to 2017 provisional income tax benefit for the Tax Cuts and Jobs Act, and items that are not directly related to the ongoing operations of the Company. The income tax expense impacts related to these adjustments are calculated at the applicable statutory tax rate.
(b)The Company believes adjusted operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by adjusting for items that are not directly related to the ongoing operations of the Company.
(c)Operating ratio is calculated by dividing operating expenses by revenues; or in the case of adjusted operating ratio, adjusted operating expenses divided by revenues.

Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS' North American rail holdings and strategic alliances with other North American rail partners are primary components of a unique railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.  More information about KCS can be found at www.kcsouthern.com

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements.  Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date hereof.  Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS’ subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; access to capital; disruptions to KCS’ technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents on KCS’ rail network or at KCS’ facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; unavailability of qualified personnel; labor difficulties, including strikes and work stoppages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic, political and social conditions; the level of trade between the United States and Asia or Mexico; fluctuations in the peso-dollar exchange rate; increased demand and traffic congestion; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business.  More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS’ Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 1-4717) and subsequent reports.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements to reflect future events or developments.

Kansas City Southern and Subsidiaries
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$747.7	$699.0	$2,136.5	$2,020.0
Operating expenses:
Compensation and benefits	134.8	123.5	392.0	367.4
Purchased services	53.4	52.6	162.9	149.2
Fuel	87.1	90.2	257.8	257.0
Mexican fuel excise tax credit	—	(9.4)	—	(26.6)
Equipment costs	25.1	33.0	81.8	95.9
Depreciation and amortization	86.5	87.5	262.7	257.1
Materials and other	66.8	65.6	198.5	199.5
Restructuring charges	12.0	—	130.5	—
Gain on insurance recoveries related to hurricane damage	—	(9.4)	—	(9.4)
Total operating expenses	465.7	433.6	1,486.2	1,290.1
Operating income	282.0	265.4	650.3	729.9
Equity in net earnings (losses) of affiliates	2.1	(0.2)	3.6	1.8
Interest expense	(27.9)	(28.3)	(84.1)	(81.8)
Debt retirement costs	—	—	(0.6)	(2.2)
Foreign exchange gain (loss)	(3.4)	9.5	9.5	16.3
Other income, net	2.0	0.6	2.2	0.8
Income before income taxes	254.8	247.0	580.9	664.8
Income tax expense	74.2	73.0	168.0	197.2
Net income	180.6	174.0	412.9	467.6
Less: Net income attributable to noncontrolling interest	0.4	0.4	1.2	1.3
Net income attributable to Kansas City Southern and subsidiaries	180.2	173.6	411.7	466.3
Preferred stock dividends	0.1	0.1	0.2	0.2
Net income available to common stockholders	$180.1	$173.5	$411.5	$466.1

Earnings per share:
Basic earnings per share	$1.81	$1.71	$4.12	$4.56
Diluted earnings per share	$1.81	$1.70	$4.10	$4.55

Average shares outstanding (in thousands):
Basic	99,296	101,658	99,939	102,106
Potentially dilutive common shares	403	452	405	418
Diluted	99,699	102,110	100,344	102,524

Kansas City Southern and Subsidiaries
Revenue & Carload/Units by Commodity - Third Quarter 2019 and 2018

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Third Quarter		%	Third Quarter		%	Third Quarter		%
	2019	2018	Change	2019	2018	Change	2019	2018	Change

Chemical & Petroleum
Chemicals	$65.5	$60.9	8%	25.7	26.2	(2%)	$2,549	$2,324	10%
Petroleum	89.1	64.5	38%	42.2	32.8	29%	2,111	1,966	7%
Plastics	39.6	35.2	13%	19.5	18.7	4%	2,031	1,882	8%
Total	194.2	160.6	21%	87.4	77.7	12%	2,222	2,067	7%

Industrial & Consumer Products
Forest Products	64.3	68.7	(6%)	26.6	30.5	(13%)	2,417	2,252	7%
Metals & Scrap	59.6	50.1	19%	30.5	27.7	10%	1,954	1,809	8%
Other	32.0	33.7	(5%)	24.3	23.1	5%	1,317	1,459	(10%)
Total	155.9	152.5	2%	81.4	81.3	—	1,915	1,876	2%

Agriculture & Minerals
Grain	78.3	68.5	14%	37.9	35.4	7%	2,066	1,935	7%
Food Products	40.0	34.9	15%	15.7	14.4	9%	2,548	2,424	5%
Ores & Minerals	6.7	5.4	24%	8.9	6.7	33%	753	806	(7%)
Stone, Clay & Glass	8.7	7.4	18%	3.5	3.4	3%	2,486	2,176	14%
Total	133.7	116.2	15%	66.0	59.9	10%	2,026	1,940	4%

Energy
Utility Coal	35.1	35.4	(1%)	38.6	37.3	3%	909	949	(4%)
Coal & Petroleum Coke	11.3	11.9	(5%)	13.6	17.4	(22%)	831	684	21%
Frac Sand	7.4	8.8	(16%)	5.3	5.6	(5%)	1,396	1,571	(11%)
Crude Oil	11.2	17.1	(35%)	7.2	10.1	(29%)	1,556	1,693	(8%)
Total	65.0	73.2	(11%)	64.7	70.4	(8%)	1,005	1,040	(3%)

Intermodal	100.5	100.0	1%	260.2	267.9	(3%)	386	373	3%

Automotive	64.8	66.2	(2%)	39.2	40.7	(4%)	1,653	1,627	2%

TOTAL FOR COMMODITY GROUPS	714.1	668.7	7%	598.9	597.9	—	$1,192	$1,118	7%

Other Revenue	33.6	30.3	11%

TOTAL	$747.7	$699.0	7%

Kansas City Southern and Subsidiaries
Revenue & Carload/Units by Commodity - Year to Date September 30, 2019 and 2018

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2019	2018	Change	2019	2018	Change	2019	2018	Change

Chemical & Petroleum
Chemicals	$187.6	$179.0	5%	76.6	79.0	(3%)	$2,449	$2,266	8%
Petroleum	253.4	171.3	48%	121.6	84.9	43%	2,084	2,018	3%
Plastics	110.1	107.8	2%	55.5	55.5	—	1,984	1,942	2%
Total	551.1	458.1	20%	253.7	219.4	16%	2,172	2,088	4%

Industrial & Consumer Products
Forest Products	193.9	203.2	(5%)	81.3	91.1	(11%)	2,385	2,231	7%
Metals & Scrap	176.5	157.9	12%	91.6	87.7	4%	1,927	1,800	7%
Other	85.6	90.4	(5%)	67.6	69.5	(3%)	1,266	1,301	(3%)
Total	456.0	451.5	1%	240.5	248.3	(3%)	1,896	1,818	4%

Agriculture & Minerals
Grain	224.2	209.1	7%	109.3	106.6	3%	2,051	1,962	5%
Food Products	110.4	107.4	3%	44.9	44.1	2%	2,459	2,435	1%
Ores & Minerals	19.0	16.1	18%	25.0	18.6	34%	760	866	(12%)
Stone, Clay & Glass	25.4	22.1	15%	10.6	10.1	5%	2,396	2,188	10%
Total	379.0	354.7	7%	189.8	179.4	6%	1,997	1,977	1%

Energy
Utility Coal	95.1	88.6	7%	102.5	94.3	9%	928	940	(1%)
Coal & Petroleum Coke	31.9	33.3	(4%)	43.1	47.1	(8%)	740	707	5%
Frac Sand	22.1	30.4	(27%)	15.7	19.7	(20%)	1,408	1,543	(9%)
Crude Oil	34.4	38.7	(11%)	18.9	24.1	(22%)	1,820	1,606	13%
Total	183.5	191.0	(4%)	180.2	185.2	(3%)	1,018	1,031	(1%)

Intermodal	273.0	284.6	(4%)	725.7	762.1	(5%)	376	373	1%

Automotive	193.3	193.3	—	118.5	123.0	(4%)	1,631	1,572	4%

TOTAL FOR COMMODITY GROUPS	2,035.9	1,933.2	5%	1,708.4	1,717.4	(1%)	$1,192	$1,126	6%

Other Revenue	100.6	86.8	16%

TOTAL	$2,136.5	$2,020.0	6%